Exhibit 99.1

FOR IMMEDIATE RELEASE

August 10, 2021	Nasdaq Capital Markets - GTIM

Good Times Restaurants Announces Tender Offer

(Golden, CO) August 10, 2021 – Good Times Restaurants Inc. (GTIM) (the “Company”), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that it expects to commence a tender offer to purchase up to 1,413,000 shares of its common stock, at a cash price of $4.60 per share of common stock, for an approximate total amount of $6.5 million. Our Board of Directors believes that the tender offer is an appropriate mechanism to return capital to our shareholders while also allowing those shareholders who do not participate in the tender offer to share in a higher portion of our future potential.

The tender offer is expected to commence on August 13, 2021 or soon thereafter and to remain open for twenty business days. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials to be distributed to shareholders. The tender offer will not be subject to a financing condition. The Company expects to fund the share purchases in the offer from its existing cash and cash equivalents.

Broadridge Corporate Issuer Solutions, Inc. will serve as the depositary for the tender offer.

Neither the Company, its directors or officers, nor the depositary make any recommendation as to whether to tender shares.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common stock, and does not constitute an offer to buy or the solicitation of an offer to sell common shares of the Company. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company expects to distribute to its shareholders and file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company expects to file with the SEC at its website at www.sec.gov or by calling the Information Agent (to be identified at the time the offer is made) for the tender offer.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 40 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward-Looking Information

Certain statements and information included in this press release constitute "forward-looking statements." Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief regarding the benefits of the tender offer and its anticipated timing and funding. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

These risks include material changes in our stock price or in market conditions in general, as well as risks impacting our business in general, such as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects, which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC. Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440

Category: Financial